Exhibit 99(p)(32)

LEGAL & GENERAL INVESTMENT MANAGEMENT

AMERICA, INC.

CODE OF ETHICS

Approved August 2016

This document is strictly confidential and may not be distributed absent express authority from the CCO.

Lawrence J. Griffin, CCO

Legal & General Investment Management America, Inc.

71 S. Wacker Drive, Suite 800, Chicago, IL 60606

(312) 585 0363

www.lgima.com

Table of Contents

I.	Introduction	3

II.	Who is covered by this Code	3

III.	Definition of Terms	4

IV.	Statement of General Principles	6

V.	Gifts, Charitable Contributions, Trips, Entertainment, Service Boards and Outside Business Activities	6

VI.	Procedures for and Restrictions on Personal Account Investing	8

	(i) Pre-Clearance for Personal Account Trading	9
	(ii) Reporting Requirements	10
	(iii) Exceptions to Pre-Clearance and Reporting Requirements.	11

VII.	Code Certifications	11

VIII.	Reporting Code Violations	11

IX.	Monitoring Procedures	11

X.	Duties of the CCO (and, if applicable, its Designee) [57]	11

XI.	Client Opportunities	12

XII.	Insider Trading	12

	A. Law and Policy	12
	B. Procedures	14

XIII.	Sanctions	14

XIV.	Miscellaneous	15

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I.	Introduction

Legal & General Investment Management America, Inc. (“LGIMA”) is an investment adviser registered with the Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940 (“Advisers Act”), a commodity trading advisor registered with the Commodity Futures Trading Commission (“CFTC”) under the Commodity Exchange Act (“CEA”) and a member of the National Futures Association (“NFA”), and as a Portfolio Manager in the Canadian Provinces of Ontario and Quebec. We intend to comply fully with all of the requirements of the Advisers Act, the CEA and the rules thereunder, and the applicable laws in Canada. As such, we owe our clients fiduciary duties, including the highest duty of trust and fair dealing, and must place clients’ interests ahead of our own.

Investment adviser personnel, when making their own investment decisions, may not place their personal interests ahead of or in conflict with those of our clients. Conflicts of interest arise when certain investment adviser personnel (e.g. those with knowledge of client positions or impending client transactions) buy and sell securities for their own accounts (“personal investment activities,” or “personal account transactions,” or “PA dealing”). LGIMA, in order to satisfy its fiduciary obligations and comply with the Advisers Act, in particular, Rule 204A-1, has adopted this Code of Ethics (“Code”).

Rule 204A-1 requires SEC registered investment advisers to adopt, maintain and enforce a written code of ethics that sets forth standards of conduct and require compliance with the Advisers Act and the other federal securities laws. Our Code, like other codes adopted under Rule 204A-1, has five core requirements:

1.	establishes standards of conduct for us and our “Supervised Persons” (defined below);

2.	requires Supervised Persons to comply with applicable federal securities laws;

3.	imposes certain requirements on “Access Persons” (defined below) and their personal investment activities, and on our Chief Compliance Officer (“CCO”)[1] to review such activities;

4.	ensures that Supervised Persons receive this Code, acknowledge receipt, understand it and comply fully with it; and

5.	requires Supervised Persons to report Code violations.

Our Code is established as a means reasonably designed to help ensure compliance with Rule 204A-1. The Code is not meant to inhibit responsible personal investment: it is intended to permit personal investment activities subject to reasonable restrictions designed to address conflicts of interests and to preclude any overreaching or violations of the federal securities laws.

Our Code includes requirements reasonably designed to protect and prevent the misuse of material non-public information (i.e., “inside information,” or “MNPI”) as required by section 204A of the Act. However, it does not encompass all possible areas of potential liability under the federal securities laws, which all of us are required to observe. For instance, the federal securities laws preclude investors from trading on the basis of inside information or communicating this information in breach of a fiduciary duty. Persons covered by this Code are advised to obtain advice before engaging in any transactions other than the regular performance of their normal business duties if the transaction directly or indirectly involves them and one or more of LGIMA’s clients.

Questions about this Code should be addressed to the CCO. When in doubt, ask.

II.	Who is covered by this Code

A Code of Ethics applies to a registered investment adviser’s “Supervised Persons.” This term is defined in Advisers Act Section 202(a)(25) and, as applied to LGIMA, includes our employees, directors and officers, other persons occupying a similar status or performing similar functions (including certain independent contractors and temporary personnel), and any other persons who provide investment advice on our behalf and are subject to our supervision and control. Under Advisers Act Rule 204A-1, the personal investment activities provisions of the Code apply to “Access Persons”.

[1]	Advisers Act Rule 206(4)-7 requires that we have a CCO.

To ensure consistency in our Compliance program, our Board of Directors has decided to apply the definitions of Supervised Persons and Access Persons equally to all involved with LGIMA. This means that every officer, executive director2 and employee of LGIMA (which might include independent contractors and temporary employees) will be classified as an Access Person and also as a Supervised Person.

We engage the services of Legal & General Investment Management Limited (“LGIM”), our affiliate, to provide advice or recommendations for use by LGIMA in advising our clients, without having LGIM register as an investment adviser under the Advisers Act. Such entities are called “Participating Affiliates.” LGIM International (“LGIMI”), another of our affiliates, is registered with the SEC and therefore is not a Participating Affiliate with LGIMA. To help ensure compliance with applicable regulatory requirements, every individual from the Participating Affiliate that is engaged in this activity will be deemed to be an “Associated Persons” of LGIMA. Associated Persons are considered Access Persons under this Code unless otherwise noted and will be required to comply with Sections VI of this Code to the extent that compliance does not conflict with the LGIM Personal Account Dealing Policy and fulfills LGIMA’s regulatory requirements. The terms and parameters by which LGIMA engages in activities with Participating Affiliates are set forth in a Participating Affiliate Agreement (“PAA”). Aspects of the Participating Affiliate Agreement and the requirements for Associated Persons and Participating Affiliates are integrated into our Compliance Manual.

Compliance will maintain a list of Access Personsand their position. An individual’s status will be reviewed at least annually or more frequently, when matters dictate.

LGIMA acts or may act as a sub-adviser to both LGIM and LGIMI, and engages LGIM(H) through a Service Level Agreement (“SLA”) to provide support level services from LGIM(H) and LGIM.    Through these relationships with our Affiliates, employees of LGIM and LGIMI will have access to LGIMA’s confidential client information. It is our responsibility to ensure that LGIM and LGIMI implement and administer adequate policies and procedures to protect this information, and to exercise oversight over our Affiliates with whom we engage in these activities and services.

LGIMA Compliance has delegated to LGIM/LGIMI Compliance, through the SLA, the obligation to identify persons who have access to LGIMA confidential client information, defined herein as “Authorized Persons,” will provide a list of such persons to LGIMA on a quarterly basis and will pre-clear all Authorized Persons personal trades and monitor its controls in accordance with its Code of Ethics. LGIM/LGIMI Compliance will also provide LGIMA with access to Authorized Persons’ personal trading records, and reports of its compliance testing and monitoring. Any violations or aberrant behavior that is detected by LGIM/LGIMI Compliance will be immediately reported to LGIMA.

III.	Definition of Terms

“Access Persons” are Supervised Persons who have access to non-public information about any client’s identity, purchase or sale of securities, or non-public information regarding the portfolio holdings of any Reportable Fund or who are involved in making securities recommendations to clients, or who have access to such recommendations that are not public. Unless indicated otherwise, Access Persons include all Supervised Persons (except non-executive directors) and Associated Persons.

“Approving Officer” means the CCO or one of the CCO’s duly authorized designees.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

A security is “being considered for purchase or sale by a client” when a recommendation to purchase or sell a security has been made and/or communicated by LGIMA to a client and, with respect to the Access Person doing this, when he or she seriously considers making such a recommendation to or for a client.

[2]	In accordance with procedures in the SEC release adopting Advisers Act Rule 204A-1, LGIMA opted to exclude its non-executive directors from the Code’s personal investment requirements.

“Beneficial ownership” is interpreted in accordance with Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 (“Exchange Act”) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder. In this regard, beneficial ownership will be deemed to exist if a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has a direct or indirect pecuniary interest in the securities (i.e., an opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities). Under this definition, beneficial ownership by a person includes securities held by members of a person’s immediate family sharing the same household, securities held in certain trusts, and a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership. A person will not be deemed to be the beneficial owner of securities held in the portfolio of a registered investment company solely by reason of his or her ownership of shares or units of such registered investment company.

“Connected Person” means a spouse, live-with partner, minor child, step-child, relative or others who reside with or are dependent on an Access Person; a company, trust or partnership, including an affiliate of a company in which an Access Person or that Connected Person is or are directly or indirectly interested in 25% or more of the equity or control more than 25% of the voting power or that is otherwise controlled by these persons; a trustee of any trust in which an Access Person or that Connected Person has a beneficial interest (excluding trustees of pension plans); an executor or administrator of any estate in which an Access Person or that Connected Person has a beneficial interest; or any person that, in the opinion of the CCO, should be a Connected Person.

“Control” is as defined in Section 202(a)(12) of the Advisers Act and in Form ADV.

“Discretion” is the ability of a person to effect a transaction in a Reportable Security.3

“Federal securities laws” means the Securities Act of 1933 (“Securities Act”), the Exchange Act, the Investment Company Act of 1940 (“1940 Act”), the Advisers Act and the rules and regulations adopted by the SEC under any of these, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

“IPO” means an offering of securities registered under the Securities Act where, before the IPO, the issuer of the securities did not have Exchange Act reporting requirements.

“Private Placement” means an offering that is exempt from Securities Act registration.

“Provider” means any person or entity that does, or may desire to do, business with LGIMA or its clients.

“Reportable Fund” is any fund of pooled assets advised by a Legal & General Group entity or is any investment company registered under the 1940 Act for which LGIMA is the investment adviser or whose investment adviser or principal underwriter controls LGIMA, is controlled by LGIMA or is under common control with LGIMA.

“Reportable Security” means a security as defined in Advisers Act Section 202(a)(18),4 but excludes (a) direct obligations of the US Government; (b) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (c) shares issued by money market funds; (d) shares issued by open-end funds other than Reportable Funds; and (e) shares issued by unit investment trusts invested exclusively in

[3]	E.g. a person has discretion where they give an order to buy or sell a Reportable Security. A person does not have discretion over, for example, the securities underlying a mutual fund – if a person holds shares of a mutual fund, they have discretion over the shares of the fund that they actually hold, but not the securities that comprise the portfolio of the mutual fund because the actual fund manager of that has discretion over those underlying assets.
[4]

“Security” in Section 202(a)(18) means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

one or more open-end funds, none of which are Reportable Funds. The CCO may designate a security as a “Reportable Security” that would otherwise fall within one of these five exceptions. For the purpose of clarity, LGIMA is designating all types of Exchange-traded Funds (i.e. “ETFs”) to be Reportable Securities.

“Transaction in a Reportable Security” includes any activity, whether discretionary or not, that impacts the holding of a Reportable Security (e.g. buy, sell, exchange, tender, stock dividend and so on).

IV.	Statement of General Principles

A.    The Code is based on the principle that SEC registered advisers owe fiduciary duties to their clients: honesty; good faith; avoidance or the proper handling of conflicts; and fair dealing. No Supervised Person shall:

1.	defraud any client in any manner;

2.	mislead any client, including by making a statement that is materially incorrect or that omits a material fact;

3.	engage in any act, practice or course of conduct that operates or would operate as a fraud, manipulation or deceit upon any client; or

4.	engage in any manipulative practice with respect to securities, including price manipulation.

B.    Access Persons must conduct their personal securities transactions in a way that does not violate the federal securities laws, interfere with client transactions, cause conflicts of interest or take unfair advantage of their relationship to clients.

1.	No Access Person shall enter into or engage in a transaction, business activity, or other relationship that may result in any financial or other conflict of interest between such person and any client.

2.	Personal investment activities must adhere to these general principles, as well as this Code’s specific provisions. Technical compliance will not automatically insulate trades from scrutiny that show a pattern of abuse of the individual’s fiduciary duties to the clients, or from liability for personal trading or other conduct that violates the federal securities laws or a fiduciary duty to clients that shall conflict with the duty to place the interests of clients above and before any personal interests.

3.	Access Persons shall conduct personal investment activities consistent with the requirements in this Code, and in such a manner as to avoid any conflict of interest or any abuse of a position of trust.

4.	No Access Person shall directly or indirectly take advantage of his or her position with a client. This includes, but is not limited to, the following:

a.	he or she shall not profit, directly or indirectly, due to his or her position with respect to such client. A person who learns about any corporate opportunity due to his or her position may not take advantage of and profit from such corporate opportunity;

b.	no one shall accept any special favors, benefits or preferential treatment due to the fiduciary relationship with any client, save for the usual and ordinary benefits directly provided by LGIMA; and

c.	no one shall release any information regarding contemplated or actual securities transactions or holdings by a client or any actual or proposed client holding changes, save in the performance of employment duties, or in connection with any official report or disclosure which makes such information public knowledge.

V.	Gifts, Charitable Contributions, Trips, Entertainment, Service Boards and Outside Business Activities

The following rules, with exceptions noted, are to be followed by all Access Persons except Associated Persons unless determined otherwise by the CCO. Associated Persons are directed to the compliance procedures of their employer (the Participating Affiliate) with respect to these matters.

All Supervised Persons have an obligation to avoid situations in which a conflict of interest is present and must act in accordance with the appropriate resolution procedures. You must address conflicts according to the resolution procedures in our Manual, including a prompt report to the CCO, and seek clarification when warranted. Acceptance of gifts, service, trips, entertainment and other items of value and participation in personal or unrelated business transactions that constitute a conflict of interest with LGIMA or its clients are prohibited.

1.	Gifts and Other Items.

Only gifts as a courtesy may be accepted. No Access Person should offer or accept any gifts, favors, gratuities, meals or entertainment that could be viewed as influencing decision-making or otherwise could be considered as creating a conflict of interest on the part of the recipient. Access Persons who act as an agent for the investment companies that are sub-advised to LGIMA are prohibited from accepting any source of compensation, other than specified compensation in the Investment Management Agreement, for the purchase or sale of securities in connection with such persons business.    All solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

Access Persons shall submit his or her own pre-clearance request through SCT for any gift, service, entertainment, trip or other item with a value of one hundred fifty dollars ($150) or more per person prior to receiving from, or giving to, a Provider, unless pre-clearance is not practicable, in which case notification after-the-fact must be submitted through SCT as soon as practicable of receipt or giving.

Access Pesons shall submit his or her own gifts or entertainment report for any gift, entertainment service, or trip for an amount less than $150 and do not require pre-clearance through SCT per the foregoing, but still do have to be submitted through SCT no later than 5 business days after the end of the month.

The CCO or his designee has the discretion to determine that no further gifts or entertainment may be provided or received for a period of time should the cumulative amount be determined to be excessive.

2.	ERISA Client Gifts and Entertainment

As an asset manager for ERISA plan assets, LGIMA is subject to the rules promulgated by the Department of Labor (“DOL”), which includes ERISA § 406(b)(3), the receipt by a fiduciary of a plan (including his or her relatives) of the following items or services from any one individual or entity (including any employee, affiliate, or other related party) managing assets for the plan (i.e., LGIMA) is permissible as long as the aggregate annual value of such is less than $250 and the receipt of which does not violate any plan policy or provision: (a) gifts, gratuities, meals, entertainment, or other consideration (other than cash or cash equivalents) and (b) reimbursement of expenses associated with educational conferences. To ensure that LGIMA complies with this requirement, Access Persons are restricted from providing gifts and/or entertainment to employees of a plan that LGIMA manages money or anticipates managing money for in an aggregate amount greater than $250 per calendar year. It is the responsibility of any Access Person who provides a gift or entertains an employee of an ERISA plan to fully understand and comply with this requirement. Access Persons must review what other gifts or entertainment have been provided throughout the calendar year prior to providing any gifts or entertainment to each employee of the plan. Providing items that exceed the $250 limit create a violation of this policy and a violation of the ERISA rules. Violations will be dealt with according to Section XIII below.

3.	Charitable Contributions.

(a)	Donations by LGIMA or employees to charities with the intention of influencing such charities to become clients are prohibited.

(b)	You may not, directly or indirectly, use any funds or other assets of LGIMA for charitable contributions of any kind, even if lawful, unless made in compliance with this Code. All donations made by LGIMA must be submitted to Compliance for approval.

(c)	Employees must notify Compliance if they perceive an actual or apparent conflict of interest in connection with any charitable contribution.

4.	Transactions.

Access Persons may not otherwise engage in personal or unrelated business transactions with a Provider unless they comply with sub-paragraph 7 below.

5.	Exceptions and Compliance.

If any gift, service, entertainment, trip, other item or transaction would violate sub-paragraphs 1, 2, or 3 above, you may submit, in advance, a request to the

Approving Officer. The request shall contain: (a) a description of the circumstances under which an exception is requested; (b) a reasonable estimate of the value of any gift, service or item to be received (supporting documentation may be required); and (c) any other information deemed relevant to the request or requested by the Approving Officer. In considering a request, the Approving Officer shall take into account customary business practices, value and other relevant circumstances in considering the request, finding whether a conflict is present and acting upon a request. The approval or denial of any such request shall be in writing and retained for file and audit purposes.

You are reminded that certain gifts, entertainment or charitable contributions may also fall under LGIMA’s Pay-to-Play Policy. Please refer to that Policy to review its specific reporting requirements.

In accordance with Section XIII of this Code, violations shall be referred to the CCO for the appropriate sanction.

6.	Board of Directors Positions.

All Access Persons must disclose to the CCO, or a designee, if you serve on a board of directors of: (1) a publically traded entity; (2) an entity that issues debt or equity securities; (3) an entity that engages in investment related business; or (4) any entity that might create a conflict of interest to your position at or the business of LGIMA. In addition, all Access Persons must disclose an Investment or Finance Committee position for any company, trust, endowment that LGIMA might reasonably invest in on behalf of clients or do business with. Access Persons are required to disclose to the CCO or a designee the name of such board or committee upon which they serve on an annual basis and within 10 calendars days of any new appointment, election, resignation, termination or similar change in status.

7.	Outside Business Activities Reporting.

All Access Persons are required to disclose any Outside Business Activity (“OBA”) in which you participate. The OBA may be as an employee, independent contractor, sole proprietor, officer, director or partner of another business, for which you are compensated or have the reasonable expectation of compensation, outside the scope of your relationship with LGIMA. You are required to confirm any OBA on an annual basis and report any changes within 10 calendar days of resignation, termination or similar change in status.

Regardless of your reporting of an OBA, you are required to pre-clear the purchase of any security in a Private Offering or IPO as set forth in Section VI.D. of this Code.

8.	Reporting Board and/or OBA Positions

All Board and Investment/Finance Committee positions and OBA must be submitted for approval through SCT, Outside Business Activity form. Employees must wait for approval prior to accepting a position. Any to the status must be updated within 10 days of the change.

The CCO shall determine whether the board service, finance or investment committee position or other OBA raises conflicts or are inconsistent with the interests of our clients. The CCO, at a minimum, shall establish appropriate “Chinese walls” or, if required, other procedures to isolate the person serving on a board, committee or participating in an OBA from those making investment decisions as to securities of any such company. The CCO may determine that no procedures can adequately eliminate the conflicts and may require the Access Person to resign from a board or not participate in an OBA.

VI.	Procedures for and Restrictions on Personal Account Investing

The following procedures apply to all Access Persons. For the avoidance of doubt, these procedures apply to Connected Persons and Associated Persons and references to Access Persons in this Section VI also include Connected Persons.

Violations constitute a breach of this Code and will be dealt with pursuant to Section XIII of the Code.

A.    Personal account trading in corporate bonds and U.S. dollar denominated Reportable Securities, except for non-restricted equities and non-restricted shares of Reportable Funds, tax-exempt municipal bonds, options and futures, is prohibited. Exceptions to this prohibition will only be made in cases where an Access Person wishes to sell positions that are already held in a personal account. These sales require written pre-clearance as per the pre-clearance procedures described herein. In addition to any corrective action or sanction that may be deemed appropriate, any profits realized on prohibited trades will be disgorged, per Section XIII of this Code.

B.    Personal account trading in spread bet or short positions in Legal & General Group shares are prohibited.

C.    No one shall knowingly buy or sell, directly or indirectly, a security in which he or she has, or by reason of such transaction acquires, any beneficial ownership at a time when LGIMA is engaging in a transaction in the same or equivalent security for a client and/or (ii) when he or she knows or should have known at the time they acquired the Reportable Security that the same or equivalent security is being considered for purchase or sale by a client or is the subject of a recommendation or an order being worked. Equities and bonds issued by the same issuer are not considered equivalent securities, but securities that are convertible or exchangeable into these securities within a 60 calendar day window are equivalent securities. Subject to compliance with applicable legal or regulatory requirements and consistent with the discharge of our fiduciary duties to our clients, LGIMA reserves the right to impose restrictions or conditions on the ability to buy or sell the securities of an issuer that any analyst covers, for example, if a person covers fixed income securities, he or she may be restricted from buying the equity securities of such companies, but not so restricted in the equity securities of a company not covered by him or her. In addition to any corrective action or sanction that may be deemed appropriate, any profits realized on trades within the prescribed periods will be disgorged.

D.    No one shall acquire, directly or indirectly, beneficial ownership in securities pursuant to an IPO or Private Placement, unless pre-approved by Compliance.

E.    No one shall buy or sell, directly or indirectly, in any security subject to restriction on trading issued by the CCO, whether under LGIMA’s insider trading policies and procedures set forth in this Code, or that is on the Restricted List or subject to a blackout period.

F.    Short selling of allowable Reportable Securities that do not violate the provisions of this Code is not prohibited, but all such transactions must be pre-cleared by Compliance.

G.    Short-term trading in securities of issuers in which any person is an officer, director or owner of 10% or more of a class of equity securities is prohibited by law. LGIMA strongly discourages short-term trading by all Access Persons. Accordingly, all securities must be held for not less than 30 calendar days. The holding period of 30 calendar days is calculated on a first in, first out basis. Thus, if multiple lots are purchased, positions can be sold within 30 calendar days of the last purchase so long as position sufficient to cover the sale was purchased more than 30 calendar days prior to the sale. In the case of short sells, positions can only be covered after the 30 calendar day holding period has elapsed from when the short sell was executed. There are at present no restrictions on re-purchasing securities within 30 calendar days after they have been sold, but any such transactions must be pre-cleared by and subject to review by Compliance. In circumstances where an Access Person can document compelling personal reasons for engaging in a transaction that would otherwise violate 30 calendar day holding period, the CCO may consider an exemption. Every request for an exemption must be submitted via Schwab Compliance Technologies (“SCT”), f/k/a Compliance11, when possible, by creating a Pre-Clearance Request. Otherwise an email to Compliance may suffice. Such an exemption is wholly within the discretion of the CCO, and any request for such exemption will be evaluated on the basis of the facts of the particular situation.

(i)	Pre-Clearance for Personal Account Trading

Every individual proposing to trade an allowable Reportable Security, including Reportable Funds sub-advised by LGIMA, per Section VI.A. must obtain prior written clearance from Compliance. Every request must be submitted via SCT by creating a new Pre-clearance Request. A list of Reportable Mutual Funds can be found on SCT under View Policies. Questions on how to navigate the system should be directed to Compliance. Compliance also ensures all Access Persons receive proper training on SCT.

Compliance shall review the pre-clearance request as soon as practicable, but no longer than one full business day after its receipt, to determine whether to approve or reject said request. Every request is reviewed and considered by the CCO or his designee. A clearance to trade is valid for the same trading day, for Access Persons, starting from the time the clearance approval was given. A pre-trade clearance that is approved after the 3:00 PM market close is good for the next trading day. In determining whether to give a clearance, the CCO (or a designee) shall consider, among other factors:

1.	current client trading activity and other relevant information;

2.	whether the investment opportunity should be reserved for clients;

3.	the information currently available and whether it impacts or would impact the proposed transaction;

4.	whether the opportunity is being offered to an individual by virtue of his/her position with LGIMA or LGIMA’s relationship with a client; and

5.	such other information as the CCO may require.

Associated Persons will initiate their personal account transactions through LGIM’s (or LGIMI, as the case may be) pre-clearance procedures. Once the trade request is submitted Compliance will review (within no more than 48 hours) and either approve or decline the trade request. Associated Persons have 48 hours from the time the trade is first approve the trade to submit the trade for execution.

Compliance reviews the trading activity of all Access Persons on a periodic basis to ensure required pre-clearances were obtained and executed in the manner specified above. Records shall be maintained of all clearances and non-clearances.

(ii)	Reporting Requirements

1.    Initial Reports. Within 10 calendar days of an individual becoming an Access Person, he or she must submit to Compliance a properly completed Personal Investing Accounts Report which information must be current as of a date not more than 45 days prior to the date the person becomes and Access Person (Please request from Compliance). A copy can be found as Attachment B to this Code.

2.    Opening and Closing Accounts, Confirmations and Periodic Statements. Every Access Person shall direct his banks or broker(s) to give Compliance on a timely basis duplicate copies of confirmations of all securities transactions and copies of all periodic statements for all securities accounts involving Reportable Securities in which the Access Person acquires or foregoes direct or indirect beneficial ownership. Every Access Person shall notify the CCO in writing of the opening or closing of any of their accounts of the accounts of a Connected Person.

3.    Certification of Discretionary Accounts. Access Persons may rely on a Broker to manage their personal securities account by giving full discretion to their Broker. Transactions that occur in these accounts are directed by the Broker only, with no ability or discretion for either the Access Person or any of their Connected Persons to direct the trades. LGIMA will exempt the pre-clearance requirement, except for IPO and Private Placements as referenced above, and the delivery of account statements and confirmations for these accounts once a Broker provides a signed Certification that it has full discretion of the account and that the Access Person has no ability to direct the trading. Employees are responsible for (i) affirming their Discretionary Accounts on a quarterly basis, and (ii) reporting any changes in these accounts should their ability to direct trades change. Compliance may periodically require a re-certification of these accounts to ensure that appropriate reporting.

4.    Quarterly Transaction Reports. No later than 10 calendar days after the end of each quarter, Compliance will direct every Access Person to review all of his or her personal and Connected Persons’ transactions reported and any account established in SCT during the relevant quarter. Each individual must certify through SCT, within 10 days of the receipt of such request, the correctness of such reports. Should an Access Person determine that any reportable security transactions and information required are not included, he or she is required to provide the appropriate details to ensure Compliance has the correct information concerning every Reportable Security transaction effected during that quarter, regardless of whether pre-clearance was required.

5.    Annual Holdings Report. No later than 10 calendar days after the end of each calendar year, Compliance will direct every Access Person to review in SCT: (a) all of his or her personal or Connected Persons’ transactions affected during the prior calendar year; and (b) the list of all Reportable Securities that they currently hold. Each Access Person must certify within 15 calendar days of the receipt of such request, through SCT, the correctness of such information. Should an Access Person determine that any Reportable Security transaction is not included in either list, it is his or her responsibility to provide all relevant details and information required no later than February 14 (45 days after the end of the calendar year) to ensure Compliance has the correct information concerning every transaction effected during the year, regardless of whether pre-clearance was required.

Records shall be maintained of all clearances and non-clearances.

(iii)	Exceptions to Pre-Clearance and Reporting Requirements.

You do not need obtain pre-clearance under Item G or provide the reports under Item H of this Section VI, with respect to the following:

1. purchases or sales of securities effected in an account over which you do not have discretion or direct or indirect influence or control, per Section VI.H.3;

2. purchases or sales of securities that are non-volitional on the part of the individual or a client (e.g., purchases through dividend reinvestment plans, transactions in corporate mergers, stock splits, tender offers);

3. purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; or

4. Purchases or sales that receive the prior written approval of the CCO to exempt the transaction. The CCO may grant an exemption from certain provisions of the Code, as permitted by applicable law, and after due consideration of the circumstances of the proposed transaction or activity, the conflicts it may raise and whether it is consistent with the objectives and spirit of the Code. Exceptions are documented.

VII.	Code Certifications

1. Each new Supervised Person will be given the Code upon joining the Firm (or upon designation as an Associated Person) and will thereafter receive all amendments. Within 10 calendar days, such person shall file an acknowledgement with the CCO that he or she has read and understands the Code and will comply fully with it, a copy of which is contained in Attachment A to this Code.

2. All Supervised Persons and Associated Persons, must certify through SCT, on an annual basis, that they (a) have read and understood the Code, (b) recognize that they have been and will continue to be subject to the Code, (c) have complied fully with the requirements of the Code and (d) will continue to comply fully with the Code. Also, every Supervised Person must certify on an annual basis that he or she has disclosed or reported (i) all boards of directors upon which such person serves and (ii) have reported all outside business activities.

VIII.	Reporting Code Violations

Access Persons are required to report promptly to the CCO or in the case of the CCO to the CEO, any violations of the Code. Reports will be treated confidentially to the extent permitted by law and will be investigated promptly. Reports may be made anonymously. A violation of this Code is a breach of Advisers Act Rule 204A-1 and our written policies and procedures. Retaliation against any person reporting a violation is prohibited and is a breach of this Code that may result in the sanctions set forth in Section XIII of this Code.

IX.	Monitoring Procedures

The CCO or other designated personnel will monitor all personal investment activities, including the reports and confirmations filed by every Supervised Person. The criteria for monitoring and testing shall remain confidential.

X.	Duties of the CCO (and, if applicable, its Designee)

1. Review Reports. The CCO shall review the reports submitted under Section VI.H of this Code.

2. Notification of Obligations. The CCO shall update staff lists to include new Access Persons and notify them of their obligations hereunder.

3. Supervision of designees. The CCO shall train his or her designees and may delegate any of his or her activities hereunder.

4. The CCO shall keep a log of all Code violations and take action appropriate with the violation including, but not limited to, reporting to the Board of Directors or, if required, the SEC.

5. The CCO, directly or through a designee, shall prepare a report to LGIMA’S Board of Directors at least annually as to the adequacy of this Code and the effectiveness of its implementation and shall address in any such report the need (if any) for further changes or modifications to this Code or its implementation.

6. The CCO shall maintain records required under Rule 204-2 under the Advisers Act for the periods required under these Rules.

XI.	Client Opportunities

No Access Person may cause or attempt to cause any client to purchase, sell or hold any security for the purpose of creating any personal benefit for him or her. Sections 206(1) and 206(2) of the Advisers Act prohibit LGIMA from employing a “device, scheme or artifice” to defraud clients or engaging in a “transaction, practice or course of business” that operates as a “fraud or deceit” on clients. While these speak of fraud, they have been construed broadly by the SEC and used to regulate, by enforcement action, many types of adviser behavior that the SEC deems to be not in the best interest of clients or inconsistent with fiduciary obligations. One such category of behavior is taking advantage of investment opportunities for personal gain that would be suitable for clients.

Advisers Act Section 208(d) prohibits any person from doing indirectly that which cannot be done directly. Accordingly, Access Persons may not take personal advantage of any opportunity properly belonging to LGIMA of any client. This applies to the acquisition of securities of limited availability for an Access Person’s account that would be suitable and could be purchased for the account of a client, or the disposition of securities from an Access Person’s account prior to selling a client position.

An Access Person may not cause or attempt to cause any client to purchase, sell, or hold any security for the purpose of creating any benefit to LGIMA’s accounts or to an Access Person’s accounts.

If an Access Person believes that he (or a Connected Person) stands to benefit materially from an investment decision for a client that LGIMA or the Access Person is recommending or making, that individual must disclose that interest to the CCO. The disclosure must be made before the investment decision and should be documented by the CCO. Based on the information given, the CCO will make a decision on whether to restrict that Access Person’s participation in the investment decision. In making this determination, the CCO will consider at least the following factors: (i) was any client legally and/or financially able to take advantage of this opportunity; (ii) whether any client would be disadvantaged in any manner; (iii) whether the opportunity is de minimis, and (iv) whether the opportunity is clearly not related economically to the securities to be purchased, sold or held by an client.

A memorandum concerning the investment opportunity and the disposition of the approval request will be prepared promptly and maintained by the CCO.

XII.	Insider Trading

A.	Law and Policy

Whether or not in the course of business and whether or not voluntarily, LGIMA and its Supervised Persons may obtain inside information about issuers, securities or the potential effects of LGIMA’s own investment and trading in securities. LGIMA forbids any Supervised Person to trade, personally or on behalf of others, including clients and Connected Persons, while having inside information, or to communicate inside information to others. This is called “insider trading” and “tipping”, respectively. These apply to all Supervised Persons and extend to activities within and outside their duties at LGIMA.

The term “insider trading” is not defined in the federal securities laws, but in case law under Section 10(b) of the Exchange Act and Rule 10b-5 thereunder. It is used to refer to the use of inside information to trade in securities (whether or not one is an “insider”) or to communicate, or tip, inside information to others.

The law concerning insider trading is dynamic and the SEC brings cases on a regular basis. The law prohibits:

1. trading or tipping by an insider while in possession of inside information;

2. trading or tipping by a non-insider while in possession of inside information, where the information was disclosed to the non-insider in breach of a duty to keep it confidential or was misappropriated;

3. communicating inside information to others; or

4. trading ahead of research or recommendations prepared by LGIMA.

Concerns about the misuse of inside information by LGIMA or Supervised Persons may arise primarily in two ways.

First, LGIMA may come into possession of inside information about another company, such as an issuer in which it is investing for clients or in which its own personnel might be investing for their own accounts. As further set forth below, if it is determined that LGIMA has inside information about an issuer, investments in that issuer on behalf of clients and by LGIMA personnel, in any securities of the issuer, will be prohibited.

Second, LGIMA as an investment adviser, has inside information in relation to its own business. The SEC has stated that the term “inside information” may include information about an investment adviser’s recommendations and client securities holding and transactions. It is the policy of LGIMA that all such information is to be kept in strict confidence by those who receive it, and may be divulged only within LGIMA and to those who have an established need for it in connection with the performance of services to clients. Despite this, some trades in which LGIMA has invested for clients may be permitted because of the fact that LGIMA has made such investments may not be viewed as material (e.g. trades in highly liquid securities with large market caps). The personal trading procedures in this Code establish circumstances under which such trades will be considered permissible or restricted and the procedures to follow in making such trades.

Who is an Insider? The concept of “insider” is broad. It includes officers, directors and employees of a company. A person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, a person who advises or otherwise performs services for a company may become a temporary insider of that company. An employee of LGIMA, for example, could become a temporary insider to a company because of LGIMA’s and/or employee’s relationship to the company (e.g. by having contact with company executives while researching the company). A company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider or temporary insider.

It may also be the case that a Connected Person of a Supervised Person may have inside information and be deemed to be an insider. Accordingly, the Supervised Person might be deemed to be an insider. One must be cautious in such situations in order to avoid liability for tipping or misappropriating inside information.

What is Material Information? Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security. It “alters the total mix of information available.” Such information includes, but is not limited to: dividend changes, earnings, estimates, changes in previously released earnings and estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, knowledge of an impending default, knowledge of an impending change in a rating by a rating agency, and/or extraordinary management developments.

What is Non-public Information? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to a fact to show that the information is generally public. For example, information in a report filed with the SEC, or appearing in Dow Jones, Reuters, The Wall Street Journal or other publications of general circulation would be considered public.

What is Tipping? Tipping is giving or making available inside information to anyone who might be expected to trade while in possession of that information. A Supervised Person may become a “tippee” by acquiring inside information from a tipper, which would then require the Supervised Person to follow the procedures below for reporting and limiting use of the information.

Penalties. Penalties for trading on or communicating inside information are severe for individuals involved in such unlawful conduct and their employers, and may include fines or damages up to three times the amount of any profit gained or loss avoided. A person may be subject to some or all of the applicable penalties even if he or she does not personally benefit from the violation.

B.	Procedures

Identification and Prevention of Insider Information. If a Supervised Person believes that he or she has information that is material and non-public, or has questions as to whether information is material and non-public, he or she must:

•	report the matter immediately to the CCO, who shall document the matter;

•	refrain from buying or selling the securities on behalf of himself or others;

•	refrain from communicating the information inside or outside LGIMA other than to the CCO.

Watch List. If the CCO determines a Supervised Person has inside information, he will record that information on a list internal to Compliance (“Watch List”) and take steps to ensure that the individual(s) that has inside information understands that he shall refrain from any activity – trading or tipping. The CCO will take steps to monitor the activities of all other Supervised Persons that do not have the inside information while they engage in activities normal to the business. All decisions about whether to add or delete a security to the Watch List or amend an entry shall be made by the CCO. Not all securities listed on the “Watch List” need be the subject of inside information. Monitoring, as well as any restrictions on such securities (these may extend to options, rights and warrants relating to such securities) will be implemented by the CCO.

Restricted List. When a security is restricted (there may be no inside information but it becomes necessary to restrict dealings in that security), the CCO will place it on the Restricted List. All activity in such security shall cease, unless approved in writing by the CCO. A security shall be removed from the Restricted List if the CCO determines that no insider trading issues remain with respect to such security (for example, if the information becomes public or no longer is material).

Restricting Access to Inside Information. Care should be taken so that such information is secure. For example, files containing inside information should be sealed, access to computer files containing inside information should be restricted, and relevant conversations should take place behind closed doors.

Detecting Insider Trading. To detect insider trading, the CCO will, among other things, review the trading activity reports of client accounts and Supervised Persons. It is also the responsibility of each Supervised Person to notify the CCO of any potential insider trading issues. The CCO will investigate any instance of possible insider trading and fully document the results of any such investigation. An investigation record should include at least: (i) the name of the security; (ii) the date the investigation commenced; (iii) an identification of the account(s) involved; and (iv) a summary of the investigation disposition.

XIII.	Sanctions

Violations of the Code of Ethics are taken very seriously by the Board and MgmtCo of LGIMA. Sanctions due to violations in personal account trading are implemented to ensure that Access Persons understand the severity of their actions. As such the following “Three Strikes” Policy will be enforced for personal account trading violations.

1.	A first offense will subject the Access Person to disgorgement of profits or in the case of a loss, a $100 fine;

2.	Should a second offense occur, an Access Person will be subject to double the disgorgement amount, or in the event of a loss, a $500 fine;

3.	If a third offence occurs, an Access Person will be prohibited from transacting discretionary personal account trades, in non-restricted Reportable Securities until further notice.

Upon discovering any other violations of this Code, Compliance may impose such sanctions as it deems appropriate, including, a letter of censure or criminal referral of the violator, and the Board may impose such sanctions as it deems appropriate, including, the imposition of fines, suspension, and termination of employment.

XIV.	Miscellaneous

A. All reports, internal reporting of violations, and any other information filed with LGIMA pursuant to this Code shall be treated as confidential.

B. LGIMA may, from time to time, adopt such interpretations of this Code as it deems appropriate.

C. All records will be maintained by Compliance in accordance with the Advisers Act and the Firm’s record retention policies.

** END OF CODE**

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Attachment

A

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Code of Ethics Acknowledgement Form

I understand that as a condition of my employment it is my responsibility to understand and comply with the policies and procedures detailed in the Code of Ethics (“Code”), now in force or as amended from time to time. I confirm that I have received, read and understand the Code and its contents and that I know of no reason that would prevent me from complying with the Code in its entirety.

I confirm that I am an “Access Person” as this term is defined in the Code, and confirm that the following person(s) is/are “Connected Persons” as this term is defined in the Code, and will notify LGIMA within 10 calendar days if there is any change in my status or that of any Connected Person:

I confirm that I serve on the board of directors of the following company(ies):

I confirm that, during the two year period preceding the date below, I have not made, directly or indirectly, any political contribution (monetary or in-kind [e.g. volunteering]) to a state or local government entity, official, candidate, political party, pension board member, or political action committee in excess of $150 per election, or $350 per election if the contribution was made to the election I was eligible to vote in, except for the following:

I understand the duties I owe to LGIMA about keeping confidential information received by me in the course of my employment/term as an officer, employee or executive director, my responsibilities with respect to the proper treatment of inside information and my obligations as regards dealing for my account and for the Connected Persons named above.

I confirm that I will comply fully with the provisions of the Code at all times. This includes reporting promptly to the Chief Compliance Officer any violations that come to my attention. I understand that a failure to comply with the provisions of the Code will be a breach of a condition of my employment and may therefore result in disciplinary action up to and including termination of employment.

With the aim of remaining fully compliant, I undertake to keep myself informed of developments to the extent reasonably possible, and to familiarize myself with amendments notified to me.

I accept and agree that LGIMA may from time to time publish amendments and updates to the Code that will be binding upon me.

SIGNATURE:
PRINT NAME:
DATE:

Chief Compliance Officer

Received:	Date:

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Attachment

B

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PERSONAL INVESTING ACCOUNTS REPORT

To: Legal and General Investment Management America Inc.

I,                              , an “Access Person”5 , confirm that the information below contains all of the information about the securities accounts for me and for my Connected Persons.6

Accounts

Account Holder Name	Broker	Broker Address	Account number	Date opened	Type of account	Discretion (Yes/No)	Name of Beneficiary

[5]	Access Person – employees, directors and officers, other persons occupying a similar status or performing similar functions (i.e., certain independent contractors and temporary personnel) and any other persons who provide advice on our behalf and are subject to our supervision and control and have access to non-public information about the discretionary investment management activities for Clients or have access to such recommendations.
[6]	Connected Person – spouse, live-with partner, minor child, step-child, relative or others who reside with or are dependent on an Access Person; a company, trust or partnership, including an affiliate of a company in which an Access Person or that Connected Person is or are directly or indirectly interested in 25% or more of the equity or control more than 25% of the voting power or that is otherwise controlled by these persons; a trustee of any trust in which an Access Person or that Connected Person has a beneficial interest (excluding trustees of pension plans); an executor or administrator of any estate in which an Access Person or that Connected Person has a beneficial interest; or any person that, in the opinion of the CCO, should be a Connected Person.

Accounts (contd.)

Name:
Signature:
Date:

Chief Compliance Officer

Received:	Date: